EXHIBIT 21.1

SUBSIDIARIES OF VCA ANTECH, INC.

Jurisdiction of
Name of Subsidiary	Organization

Vicar Operating, Inc.	Delaware
Albany Veterinary Clinic	California
Animal Care Center at Mill Run, Inc.	Ohio
Animal Care Centers of America, Inc.	Ohio
Antech Diagnostics Canada Ltd.	Alberta, Canada
Arroyo PetCare Center, Inc.	California
Associates in Pet Care, Inc.	Wisconsin
Diagnostic Veterinary Service, Inc.	California
Edgebrook, Inc.	New Jersey
Healthy Pet Corp.	Delaware
Indiana Veterinary Diagnostic Lab, Inc.	Indiana
Pet’s Choice, Inc.	Washington
Pets’ Rx, Inc.	Delaware
Preston Park Animal Hospital, Inc.	California
Sound Technologies, Inc.	Delaware
South County Veterinary Clinic, Inc.	California
Sum Phase Trading Inc.	Ontario, Canada
Toms River Veterinary Hospital, P.A.	New Jersey
VCA — Asher, Inc.	California
VCA Alabama, Inc.	Alabama
VCA Albany Animal Hospital, Inc.	California
VCA Animal Hospitals, Inc.	California
VCA Centers-Texas, Inc.	Texas
VCA Cenvet, Inc.	California
VCA Clinipath Labs, Inc.	California
VCA Maple Leaf, Inc.	California
VCA Miller-Robertson #152	California
VCA Missouri, Inc.	Missouri
VCA Northwest Veterinary Diagnostics, Inc.	California
VCA of New York, Inc.	Delaware
VCA Professional Animal Laboratory, Inc.	California
VCA Real Property Acquisition Corporation	California
Veterinary Centers of America-Texas, Inc.	Texas
West Los Angeles Veterinary Medical Group, Inc.	California
Yager-Best Histovet Inc.	Ontario, Canada